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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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/X/	Definitive Proxy Statement
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/ /	Soliciting Material Pursuant to §240.14a-12
NORTHWEST AIRLINES CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 21, 2003

To Our Stockholders:

        On behalf of the Board of Directors, we are pleased to invite you to attend the Northwest Airlines Corporation 2003 Annual Meeting of Stockholders. As indicated in the attached Notice, the meeting will be held at the Equitable Life Building, 787 Seventh Avenue, New York, New York on Friday, April 25, 2003, at 9:30 a.m. Eastern Time. At the meeting, in addition to acting on the matters described in the attached Proxy Statement, there will be an opportunity to discuss other matters of interest to you as a stockholder.

        For cost reasons, the Company has elected not to produce a full color Annual Report this year. However, the Annual Report on Form 10-K, which accompanies the Notice of Meeting and Proxy Statement, contains the information normally included in the Company's customary Annual Report.

        Your vote is important. Whether you own a few shares or many, it is important that your shares are represented. If you cannot attend the meeting in person, you may vote your shares by telephone as described in the following materials or by completing and signing the proxy card and promptly returning it in the envelope provided.

Sincerely,

Gary L. Wilson Chairman of the Board	Richard H. Anderson Chief Executive Officer	Douglas M. Steenland President

NORTHWEST AIRLINES CORPORATION
2700 Lone Oak Parkway
Eagan, Minnesota 55121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 25, 2003

To the Stockholders of Northwest Airlines Corporation:

        The Annual Meeting of Stockholders of Northwest Airlines Corporation (the "Company") will be held at the Equitable Life Building, 787 Seventh Avenue, New York, New York 10019 on Friday, April 25, 2003 at 9:30 a.m., Eastern Time, for the following purposes:

  (1)
  To elect 15 directors of the Company to serve terms of one year and until their successors have been duly elected and qualified. Three of the director nominees will be elected exclusively by the holders of the Series C Preferred Stock of the Company in accordance with the provisions of the Certificate of Designation with respect to the Series C Preferred Stock;

  (2)
  To vote on a stockholder proposal regarding the Company's stockholder rights plan, if the proposal is presented at the Annual Meeting; and

  (3)
  To transact such other business as may properly come before the meeting and any adjournment thereof.

        The Board of Directors has fixed the close of business on February 28, 2003 as the record date for determination of the stockholders authorized to receive notice of and to vote at the meeting. A complete list of such stockholders will be open for examination by any stockholder for any purpose germane to the meeting at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, during ordinary business hours for a period of ten days prior to the meeting. The list will also be available on April 25, 2003 at the place of the meeting. Your attention is directed to the accompanying Proxy Statement.

        Your vote is important. Whether or not you plan to attend the Annual Meeting in person, I urge you to vote your proxy as soon as possible. If you plan to attend the Annual Meeting, please mark the appropriate box on your proxy card or follow the instructions provided when you vote by telephone to indicate you plan to attend. To gain admittance to the meeting, stockholders may be asked to present valid picture identification, such as a driver's license or passport. Stockholders holding stock in brokerage accounts ("street name" holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date.

                      By Order of the Board of Directors,

                      Michael L. Miller
                       Vice President—Law and Secretary

March 21, 2003
Eagan, Minnesota

NORTHWEST AIRLINES CORPORATION
2700 Lone Oak Parkway
Eagan, Minnesota 55121

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 25, 2003

GENERAL INFORMATION

Solicitation of Proxies

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Northwest Airlines Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on Friday, April 25, 2003 at the Equitable Life Building, 787 Seventh Avenue, New York, New York 10019 at 9:30 a.m. Eastern Time or at any postponement or adjournment thereof (the "Annual Meeting"). This Proxy Statement and the accompanying proxy card are being mailed to stockholders on or about March 21, 2003.

        The cost of this solicitation, including all expenses incurred in preparing, printing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by certain directors, officers and employees of the Company in person and by telephone. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. The Company also will request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record and will reimburse such persons for their expenses in connection therewith.

Outstanding Shares and Voting Rights

Outstanding Shares

        The Board of Directors has set February 28, 2003 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were outstanding 85,833,408 shares of Common Stock, par value $.01 per share (the "Common Stock"), and 4,810,317 shares of Series C Preferred Stock, par value $.01 per share (the "Series C Preferred Stock"). These securities constitute the only classes of securities entitled to vote at the Annual Meeting.

Voting Rights

        Common Stock.    Each outstanding share of Common Stock entitles the holder thereof to one vote on all matters to be voted on by the Company's stockholders other than the election of directors to be elected by the holders of Series C Preferred Stock (the "Series C Directors").

        Series C Preferred Stock.    The Series C Preferred Stock is held by certain trusts established pursuant to the Northwest Airlines Corporation Employee Stock Plan (the "Employee Stock Plan") for the benefit of certain employees of Northwest Airlines, Inc. ("Northwest Airlines") and by certain former employees of Northwest Airlines to whom such stock has been distributed from the trusts and their spouses, children and heirs (collectively, "Qualified Holders"). The trusts for the benefit of participating employees were established as part of an overall revised compensation plan for the employees of Northwest Airlines provided by labor agreements entered into in 1993. The Company's Restated Certificate of Incorporation provides that each share of Series C Preferred Stock is convertible at any time prior to redemption into 1.364 shares of Common Stock. The Series C Preferred Stock votes with the Common Stock on all matters submitted to stockholders for a vote, except with respect to the election of directors. Each outstanding share of Series C Preferred Stock held by a Qualified Holder is entitled to the number of votes equal to 1.364 votes per share at the Annual Meeting. Shares of Series C Preferred Stock automatically convert into shares of Common Stock upon their sale or transfer to a non-Qualified Holder.

        With respect to the election of directors, the Series C Preferred Stock, voting as a separate class, is entitled to elect three Series C Directors, one of whom is nominated by the International Brotherhood of Teamsters (the "IBT"), one by the International Association of Machinists and Aerospace Workers (the "IAM") and one by the Northwest Master Executive Council ("Northwest MEC") of the Air Line Pilots Association, International ("ALPA"). Until July 31, 2003, the number of Series C Directors will be the greater of three or the number that represents at least 15 percent of the Company's directors. Qualified Holders of Series C Preferred Stock are entitled to vote for or against the three Series C Director nominees as a slate and are not entitled to vote for or against any single Series C Director nominee and are not entitled to vote for the election of any other directors of the Company. The Company has agreed to extend the Northwest MEC's right to nominate a member of the Board of Directors until September 12, 2009.

        During the period from June 2, 2003 through August 1, 2003, the holders of the Series C Preferred Stock will be entitled to "put" their outstanding shares of Series C Preferred Stock to the Company in exchange for a specified "put price" to be paid in cash or in shares of Common Stock or in a combination of cash and Common Stock. In the event the Company does not repurchase all of the outstanding shares of Series C Preferred Stock as to which the "put" right has been exercised, then effective August 1, 2003 the number of Series C Directors would be increased to six.

Stockholders Agreement

        In connection with the Company's acquisition in November 1998 of beneficial ownership of approximately 8.7 million shares (the "Continental Shares") of Common Stock of Continental Airlines, Inc. ("Continental Airlines") the Company issued 2,631,784 shares of Common Stock (the "Shares") to certain former partners of Air Partners, L.P. (the "Partners") pursuant to an Investment Agreement dated as of January 25, 1998 (as amended, the "Investment Agreement"). In connection with the transaction, the Partners also entered into a Standstill Agreement dated as of November 20, 1998 (the "Standstill Agreement") between the Partners and the Company, which contains certain restrictions with respect to voting of the Shares issued to the Partners. Pursuant to the Standstill Agreement, the Partners are required to vote the Shares in favor of the election to the Board of Directors of the individuals recommended by the Company's Board of Directors. The Standstill Agreement also contains customary restrictions on the Partners' ability (i) to participate or vote in proxy solicitations in opposition of a recommendation or proposal of the Company's Board of Directors, (ii) to make stockholder proposals or seek the removal of a member of the Company's Board of Directors, or (iii) to seek to effect any control or influence over the management of the Company. The Standstill Agreement has a term of five years subject to earlier termination in certain events.

Foreign Ownership of Shares

        The Federal Aviation Act prohibits non-United States citizens from owning more than 25 percent of the voting interest of a company such as the Company, which owns a United States air carrier. The Company's certificate of incorporation provides that no share of the Company's voting stock may be voted by or at the direction of persons who are not United States citizens unless such shares are registered on a separate stock registry maintained by the Company for non-United States holders (the "Foreign Stock Registry"). The Company's Bylaws provide that no shares of the Company's voting stock held by non-United States citizens will be registered on the Foreign Stock Registry if the amount so registered would exceed foreign ownership restrictions, currently 25 percent of the voting stock of the Company.

        As of the Record Date, shares representing less than one percent of the total outstanding voting stock of the Company (on a fully diluted basis) are registered on the Foreign Stock Registry. Any holder of Common Stock who is not a United States citizen and has not registered its shares on the Foreign Stock Registry maintained by the Company will not be permitted to vote its shares at the Annual Meeting. The enclosed proxy card contains a certification that by signing the proxy card or voting by telephone the stockholder certifies that such stockholder is a United States citizen as that term is defined in the Federal Aviation Act or that the shares represented by the proxy card have been registered on the Company's Foreign Stock Registry.

        Under Section 40102(a)(15) of the Federal Aviation Act, the term "citizen of the United States" is defined as: (i) an individual who is a citizen of the United States, (ii) a partnership each of whose partners is an individual who is a citizen of the United States, or (iii) a corporation or association organized under the laws of the United States or a state, the District of Columbia or a territory or possession of the United States of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the United States, and in which at least 75 percent of the voting interest is owned or controlled by persons that are citizens of the United States.

Voting Procedures

        Whether or not you plan to attend the Annual Meeting, please take the time to vote your shares as soon as possible. You may vote your shares by telephone or by returning the accompanying proxy card properly signed.

        Voting by Telephone.    Stockholders of record may vote by using the toll-free number listed on the proxy card. Telephone voting is also available to stockholders who hold their shares in the Employee Stock Plan. The telephone voting procedure is designed to verify stockholders through use of a Control Number that is provided on each proxy card or voting instruction card. The procedure allows you to vote your shares and to confirm that your instructions have been properly recorded. Please see your proxy card or voting instruction card for specific instructions. If your shares are held in "street name," please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone. The deadline for voting by telephone is 12:00 p.m. (Eastern Time) on April 24, 2003.

        Voting by Mail.    Stockholders may sign, date and mail their proxies in the postage-paid envelope provided. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted as recommended by the Board of Directors.

Revoking Your Proxy

        A proxy given pursuant to this solicitation may be revoked by the stockholder at any time prior to the voting of the proxy by written notice to the Office of the Secretary of the Company, by delivery of a later-dated proxy (either by mail or by telephone) prior to the voting of the proxy or by voting in person at the

Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

Quorum; Vote Required

        The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the holders of all shares of Common Stock and Series C Preferred Stock that are outstanding and entitled to vote generally at the Annual Meeting is necessary to constitute a quorum, except that (i) with respect to the election of the Common Stock Directors (as defined below), the presence in person or by proxy of a majority of the holders of all shares of Common Stock is necessary to constitute a quorum and (ii) with respect to the election of the Series C Directors, the presence in person or by proxy of a majority of the holders of all shares of Series C Preferred Stock is necessary to constitute a quorum. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

        The nominees for election to the Board of Directors (other than the nominees for the Series C Directors) receiving the greatest number of the affirmative votes cast by holders of Common Stock, up to the twelve directors to be elected, will be elected as directors. Accordingly, so long as a quorum is present, abstentions and broker non-votes will have no effect on the election of directors. The election of the slate of nominees for the Series C Directors requires the affirmative vote by the holders of the majority of the Series C Preferred Stock present at the Annual Meeting and entitled to vote. Approval of the stockholder proposal requires the affirmative vote of a majority of the votes which can be cast by the holders of the shares of Common Stock and Series C Preferred Stock present in person or represented by proxy and entitled to vote, voting together as a single class. With respect to the election of the Series C Directors and the stockholder proposal, abstentions will have the same effect as votes against these proposals and broker non-votes will be deemed shares not entitled to vote and will not count as votes for or against such proposals.

Voting Shares Held in the Employee Stock Plan

        Under certain of the trusts established under the Employee Stock Plan, shares allocated to the accounts of participants in the Employee Stock Plan may be voted as to certain matters by either returning the accompanying voting instruction card or providing voting instructions to the trustee by telephone in accordance with the instructions set forth on the voting instruction card. The trustees of the Employee Stock Plan will vote the number of shares allocated to a participant's account in accordance with the directions set forth on the voting instruction card or provided by telephone if such directions are received prior to 5:00 p.m. (Eastern Time) on April 23, 2003. Allocated shares for which the trustees receive no instructions will be voted by the trustees in their discretion.

BOARD OF DIRECTORS

Committees Established by the Board

        The Board of Directors has established committees to assist it in the discharge of its responsibilities. The principal committees, their current members and the principal responsibilities of each are described below.

        The Finance Committee is presently comprised of Messrs. Anderson (Chairman), Blum, Checchi, Ristow, Steenland and Wilson and three additional members of the Company's senior management. The committee reviews the Company's business and financial strategies, the annual operating and capital budgets and proposed capital expenditures and sales of the Company's assets and acquisitions in excess of $1 million. The committee has the authority to approve proposed capital expenditures, and acquisitions and sales of the Company's assets not exceeding $10 million. The committee met four times during 2002.

        The Audit Committee is presently comprised of Messrs. Friedman (Chairman), Benning and Checchi. The committee provides assistance to the Board of Directors in fulfilling its responsibility to stockholders and the investment community relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports of the Company. The committee met ten times during 2002.

        The Safety and Security Committee was established by the Board of Directors in August 2002 to provide oversight on behalf of the Board of Directors regarding the Company's safety and security matters, a function that previously had been performed by the Audit Committee. The Safety and Security Committee is presently comprised of Messrs. Anderson (Chairman), Ristow and van Wijk. The committee reviews the Company's policies and procedures regarding safety matters and passenger security issues and industry initiatives. The committee met once during 2002.

        The Compensation Committee is presently comprised of Messrs. Malek (Chairman), Blum, Hightower, Kourpias and Ravindran. The committee administers the Company's stock incentive plans, and reviews and approves the compensation of the Chief Executive Officer and the executive officers of the Company who report directly to the Chief Executive Officer and any employment contract or similar arrangement between the Company and any executive officer. The committee participates in senior management succession planning, senior management performance evaluations, and the development of career training programs. The committee also reviews from time to time the Company's compensation and benefits programs applicable generally to management employees of the Company. The committee met seven times during 2002. A subcommittee comprised of Messrs. Hightower and Ravindran exercises all of the powers, duties and responsibilities with respect to the Company's stock incentive plans.

        The Human Resources Committee was established by the Board of Directors in 2000 to provide general advice, counsel and support to management of the Company in the development of human resource policies to enhance the level of employee commitment, accountability and satisfaction. The committee is presently comprised of Ms. Goodwin (Chairman) and Messrs. Benning, Kourpias and Ristow. The committee met once during 2002.

Compensation of Directors

        The Company's current policy is to pay an annual retainer fee and meeting fees to its non-employee directors who are not directly affiliated with one of the parties who were original investors in the 1989 acquisition of Northwest Airlines and are not Series C Directors. Currently, Messrs. Engler, Friedman, Hightower and Ravindran and Ms. Goodwin are the only such directors. Each of these directors receives an annual retainer fee of $25,000 and an attendance fee of $1,000 for each Board meeting and each committee meeting attended. All directors of the Company are reimbursed for ordinary expenses incurred in connection with their attendance at Board and committee meetings. Directors and their spouses and dependent children are eligible for complimentary travel privileges on Northwest Airlines. In addition, each director is entitled to $25,000 per year of complimentary travel privileges on Northwest Airlines that may be extended to other persons, provided that any amount of such travel privileges utilized by those directors who receive an annual retainer fee reduces dollar for dollar the amount of the annual fee paid to such director.

        Each director is reimbursed by the Company for income taxes resulting from actual use of the complimentary travel privileges on Northwest Airlines by the director, his or her spouse and dependent children. The cost of the complimentary travel privileges extended to Board members, their spouses and dependent children in 2002, including the reimbursement obligation for income tax liability, was as follows: Ray W. Benning, Jr. ($466); Alfred A. Checchi ($2,188); Robert L. Friedman ($1,268); Doris Kearns Goodwin ($629); Dennis F. Hightower ($2,623); George J. Kourpias ($1,752); Frederic V. Malek ($136); and V.A. Ravindran ($432). Messrs. Anderson, Ristow, Steenland and Wilson are employees of Northwest Airlines and as such are not subject to income taxes from the use of employee pass privileges. The

Company does not maintain records with respect to the value of the personal use of employee pass privileges.

        In recognition of Mr. Wilson's significant contributions and performance as Chairman of the Board of the Company, in June 1999 the Board of Directors established The Chairman's Long-Term Retention and Incentive Program under which Mr. Wilson was awarded 400,000 phantom stock units. Under the terms of the plan, the vesting of such units in annual increments of 40,000 units over the ten-year term of the plan is subject to the achievement of annual performance objectives to be established each year by the administrator of the plan. Each vested unit represents the right to receive a cash payment equal to the average closing price of a share of Common Stock for the last ten trading days of the year in which such unit vested. For the year ended December 31, 2002 the applicable performance objectives were determined to have been satisfied and 40,000 units vested on December 31, 2002 in accordance with the provisions of the plan. Mr. Wilson received a cash payment of $288,960 in settlement of such vested units. In connection with the Company's option exchange program described below in the Report of the Compensation Committee, Mr. Wilson surrendered his outstanding stock option to purchase 400,000 shares of Common Stock, which had an exercise price of $44.125 per share and an expiration date of November 19, 2007. In exchange for the surrendered option, on January 15, 2003 Mr. Wilson received a replacement option for 200,000 shares of Common Stock. The new option has an exercise price of $8.305 (the fair market value per share of Common Stock on the date of grant), a ten-year term, and is subject to a new four-year vesting schedule. As an employee of Northwest Airlines, Mr. Wilson also received in 2002 an annual salary of $10,400, medical expense reimbursement payments totaling $4,980, and tax reimbursement payments totaling $8,370. Mr. Wilson also participates in the welfare and benefit plans available to employees of Northwest Airlines.

Attendance

        During 2002, the Board of Directors held five regularly scheduled and one special meeting. The Board of Directors will hold five regularly scheduled meetings in 2003. During 2002, each of the incumbent directors attended 75 percent or more of the aggregate of the total number of meetings of the Board of Directors and the committees on which he or she served with the exception of Messrs. Blum and van Wijk.

Compensation Committee Interlocks and Insider Participation

        During 2002, the members of the Compensation Committee were Messrs. Malek (Chairman), Blum, Hightower, Kourpias and Ravindran. Mr. Malek served as President of the Company from late 1989 to mid-1990. The committee members have no interlocking relationships as defined by the rules and regulations of the Securities and Exchange Commission.

Related Party Transactions

        Mr. van Wijk is President and Chief Executive Officer of Koninklijke Luchtvaart Maatschappij N.V. ("KLM"). Northwest Airlines and KLM are parties to a trans-atlantic joint venture.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee of the Northwest Airlines Corporation Board of Directors (the "Audit Committee") is comprised of three independent directors and operates under a written charter adopted by the Board of Directors. The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements, the financial reporting process and the Company's internal controls. The Audit Committee also selects the Company's independent accountants.

        In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61, as amended or modified (Communication with Audit Committees).

        The Company's independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees). The Audit Committee discussed with the independent accountants that firm's independence, and considered whether the nonaudit services provided by the firm to the Company are compatible with maintaining the firm's independence.

        Based on the Audit Committee's discussion with management and the independent accountants, and the Audit Committee's review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

                      Audit Committee

                      Robert L. Friedman (Chairman)
                      Ray W. Benning
                      Alfred A. Checchi

Relationship with Independent Public Accountants

        The Audit Committee of the Board of Directors has re-appointed Ernst & Young LLP ("Ernst & Young") as the independent public accounting firm to audit the financial statements of the Company and its consolidated subsidiaries for the fiscal year ending December 31, 2003. Representatives of Ernst & Young are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

Audit Fees

        The aggregate fees billed to the Company by Ernst & Young for services rendered during 2002 and 2001 were as follows:

  Audit Fees

        Fees for audit services totaled approximately $927,000 in 2002 and approximately $898,000 in 2001, including fees associated with the annual audit, the reviews of the Company's quarterly reports on form 10-Q, and registration statements filed with the SEC.

  Audit-Related Fees

        Fees for audit-related services totaled approximately $518,000 in 2002 and approximately $395,000 in 2001. Audit-related services principally include accounting consultations, audits of the Company's employee benefit plans, and other audits required by regulation or contract.

  Tax Fees

        Fees for tax services, including tax compliance, tax advice and tax planning including expatriate tax services, totaled approximately $773,000 in 2002 and approximately $768,000 in 2001.

  All Other Fees

        The Company did not incur fees except as indicated in the above categories.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who beneficially own more than ten percent of any class of the Company's equity securities ("Reporting Persons") to file reports of holdings and transactions in the Company's equity securities. Based on the Company's records and other information, the Company believes that all Securities and Exchange Commission filing requirements applicable to its Reporting Persons during 2002 were complied with.

BENEFICIAL OWNERSHIP OF SECURITIES

        The following table sets forth the holdings, as of February 28, 2003, of the Company's capital stock of each current director and nominee for director of the Company, each executive officer named in the Summary Compensation Table included in this Proxy Statement, all directors and executive officers of the Company as a group, and each person known to the Company to beneficially own more than five percent of any class of the Company's voting securities. Unless otherwise indicated, each named beneficial owner has sole voting and investment power with respect to the shares listed.

Name of Beneficial Owner	Class of Security	Number of Shares(1)	Percent of Class(1)	Percent of Total Voting Power(13)
Directors/Nominees for Director:
Gary L. Wilson(2)	Common Stock	17,019,777	19.8	18.3
Richard H. Anderson	Common Stock	308,604	*	*
Ray W. Benning, Jr.(3)	—	—	—	—
Richard C. Blum(4)	Common Stock	1,214,754	1.4	1.3
Alfred A. Checchi(5)	Common Stock	5,459,466	6.4	5.9
John Engler	Common Stock	—	—	—
Robert L. Friedman	Common Stock	2,000	*	*
Doris Kearns Goodwin	—	—	—	—
Dennis F. Hightower	Common Stock	1,000	*	*
George J. Kourpias(6)	—	—	—	—
Frederic V. Malek(7)	Common Stock	633,753	*	*
V. A. Ravindran	Common Stock	2,000	*	*
Michael G. Ristow(8)	Common Stock	3,522	*	*
Douglas M. Steenland	Common Stock	262,804	*	*
Leo M. van Wijk	—	—	—	—
Named Executive Officers:
J. Timothy Griffin	Common Stock	52,867	*	*
Philip C. Haan	Common Stock	57,103	*	*
Bernard L. Han	Common Stock	10,598	*	*
All directors and executive officers as a group (19 persons)	Common Stock	25,038,248	29.2	26.9
Other 5% Holders:
Trusts for Family Members of Alfred A. Checchi(9)	Common Stock	5,940,651	6.9	6.4
Trusts for pilots c/o State Street Bank & Trust Company 200 Newport Avenue, Q3N North Quincy, MA 02171	Common Stock Series C Preferred	6,693,170 63	7.8 *	7.2 *

Trust for ground employees c/o State Street Bank & Trust Company 200 Newport Avenue, Q3N North Quincy, MA 02171	Series C Preferred	3,676,820	76.5	5.4
Trust for flight attendants c/o State Street Bank & Trust Company 200 Newport Avenue, Q3N North Quincy, MA 02171	Series C Preferred	1,101,925	22.9	1.6
Trusts for all other employees c/o State Street Bank & Trust Company 200 Newport Avenue, Q3N North Quincy, MA 02171	Common Stock Series C Preferred(10)	1,325,767 573	1.5 *	1.4 *
AXA Financial, Inc.(11) 787 Seventh Avenue New York, NY 10019	Common Stock	15,310,229	17.8	16.5
FMR Corp.(12) 82 Devonshire Street Boston, MA 02109	Common Stock	5,763,166	6.7	6.2

*
Less than 1%
(1)
The figures shown include the following shares allocated as of February 28, 2003 to the accounts of participants under the Employee Stock Plan: Anderson—1,957 shares; Ristow—2,890 shares; Steenland—6,157 shares; Griffin—1,220 shares; Haan—2,729 shares; Han—218 shares; and all directors and executive officers as a group—15,171 shares.
(2)
Includes 5,875,946 shares of Common Stock held by members of Mr. Wilson's family as to which Mr. Wilson has sole voting power, and 5,940,651 shares of Common Stock owned by trusts for Mr. Checchi's family, as to which Mr. Wilson, as trustee of such trusts, has sole voting and investment power. Mr. Wilson disclaims beneficial ownership of the shares held in such trusts. Mr. Wilson's address is c/o Northwest Airlines Corporation, 2700 Lone Oak Parkway, Eagan, MN 55121.
(3)
Mr. Benning is the Director of the Teamsters Airline Division. Mr. Benning disclaims beneficial ownership of the shares beneficially owned by the trust for flight attendants under the Employee Stock Plan.
(4)
Includes (i) 730,334 shares owned directly by advisory accounts for which Blum Capital Partners, L.P. ("Blum LP") serves as investment advisor, (ii) 334,058 shares owned directly by Blum LP and other entities controlled by Mr. Blum, and (iii) 146,887 shares owned directly by Richard C. Blum & Associates-NWA Partners, L.P. ("RCBA-NWA"), a limited partnership for which Blum LP serves as sole general partner, and (iv) 3,475 shares owned by Richard C. Blum & Associates, Inc. ("RCBA Inc."). Mr. Blum is Chairman and a controlling person of RCBA Inc., the sole general partner of Blum LP. Mr. Blum, RCBA Inc. and Blum LP disclaim beneficial ownership of the shares except to the extent of any pecuniary interest therein. The address for Mr. Blum, RCBA Inc., Blum LP and RCBA-NWA is 909 Montgomery Street, Suite 400, San Francisco, CA 94133.
(5)
Mr. Checchi's address is c/o Northwest Airlines Corporation, 2700 Lone Oak Parkway, Eagan, MN 55121.
(6)
Mr. Kourpias is the retired International President of the IAM. Mr. Kourpias disclaims beneficial ownership of the shares beneficially owned by the trust for ground employees under the Employee Stock Plan.
(7)
Includes 465,160 shares of Common Stock held by trusts for Mr. Malek's family.
(8)
Mr. Ristow is a Captain Representative of ALPA. Mr. Ristow disclaims beneficial ownership of the shares beneficially owned by the trusts for pilots under the Employee Stock Plan.
(9)
The shares are held in trusts for members of Mr. Checchi's family. Mr. Wilson serves as trustee of the trusts and has sole voting and investment power. Messrs. Checchi and Wilson each disclaim beneficial ownership of the shares held in such trusts.
(10)
Represents shares of Series C Preferred Stock held by State Street Bank & Trust Company as trustee of the nonqualified trusts for ground employees and flight attendants.
(11)
Based on a Schedule 13G filed with the Securities and Exchange Commission on behalf of AXA Financial, Inc. (formerly known as The Equitable Companies Incorporated), indicating that at December 31, 2002, AXA Financial, Inc., through its subsidiaries and affiliates, had sole voting power over 3,662,650 of such shares, shared voting power over 10,557,960 of such shares and sole dispositive power over all such shares.
(12)
Based on a Schedule 13G filed with the Securities and Exchange Commission on behalf of FMR Corp., indicating that at December 31, 2002, FMR Corp., through its subsidiaries and affiliates, had sole voting power over 2,105,099 of such shares, shared voting power over none of such shares and sole dispositive power over all such shares.
(13)
The 4,810,317 shares of Series C Preferred Stock are convertible into 6,561,272 shares of Common Stock. Assumes conversion of the Series C Preferred Stock and the issuance of Common Stock pursuant to stock options that are exercisable within 60 days of February 28, 2003.

ITEM 1
ELECTION OF DIRECTORS

        It is proposed that fifteen directors be elected at the Annual Meeting to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified, or until the director's earlier resignation or removal. Each nominee is presently a director of the Company and also serves as a director of Northwest Airlines Holdings Corporation, NWA Inc., and Northwest Airlines, which are direct and indirect subsidiaries of the Company. The twelve nominees to the Board of Directors to be elected by the holders of the Common Stock (the "Common Stock Directors") were nominated by the Chairman of the Board of Directors pursuant to the Company's Bylaws. Messrs. Benning, Kourpias and Ristow were nominated by the IBT, IAM and Northwest MEC, respectively, for election by the holders of the Series C Preferred Stock.

        The persons named in the enclosed proxy intend to vote the shares covered by proxies for the election of the director-nominees named below. If any nominee shall, prior to the Annual Meeting, become unavailable for election as a director, which is not anticipated, the shares covered by proxies will be voted for such substitute nominee, if any, as may be recommended by the Chairman of the Board of Directors with respect to any nominee to be a Common Stock Director or as may be nominated by the IAM, IBT or Northwest MEC, as applicable, with respect to any nominee to be a Series C Director.

Information Concerning Director-Nominees

        Information with respect to the business experience and affiliations of the director-nominees follows:

Common Stock Directors

        Richard H. Anderson, age 47, has served as Chief Executive Officer of the Company since April 2001 and was elected a director of the Company in September 2001. He has served in a number of executive positions since joining the Company in 1990, including Executive Vice President and Chief Operating Officer from December 1998 to April 2001, Executive Vice President-Technical Operations and Airport Affairs from April 1998 to December 1998 and Senior Vice President-Technical Operations and Airport Affairs from January 1997 to April 1998. From 1994 to 1996, he served as Senior Vice President-Labor Relations, State Affairs and Law, and from 1990 to 1994 he served as Vice President-Deputy General Counsel. Prior to joining the Company, Mr. Anderson was Staff Vice President and Deputy General Counsel of Continental Airlines. Mr. Anderson also serves as a director of Medtronic, Inc. and Mesaba Holdings, Inc.

        Richard C. Blum, age 67, has served as a director of the Company since 1989. Mr. Blum is Chairman and President of Richard C. Blum & Associates, Inc., which is the general partner of Blum Capital Partners, L.P., a merchant banking and long-term strategic equity investment management firm which acts as general partner for various investment partnerships and as investment advisor to advisory clients. Mr. Blum also serves as a director of URS Corporation, Glenborough Realty Trust Inc., CBRE Holdings, Inc., and Playtex Products, Inc. Mr. Blum is also Co-Chairman of Newbridge Capital.

        Alfred A. Checchi, age 54, has served as a director of the Company since 1989. He was Co-Chairman of the Board of Directors from 1991 to 1997 and sole Chairman of the Board of Directors from 1989 to 1991. Since November 2002, Mr. Checchi has been an executive and board member of J.E. Robert Companies (real estate investment). Between 1983 and 1987, he was a principal of Bass Brothers Enterprises. Mr. Checchi began his business career at Marriott Corp. in 1975 and over the next eight years held a variety of management positions, including Vice President of Corporate Development and Treasurer.

        John M. Engler, age 54, was elected a director of the Company in January 2003. In January 2003, Mr. Engler was appointed President of State and Local Government and Vice President of Government Solutions for North America for Electronic Data Systems Corporation, an information technology services company. Mr. Engler served as Michigan's 46th governor for three terms from 1991 through January 2003. He also serves on the board of directors of Universal Forest Products Inc. and Munder Capital Management.

        Robert L. Friedman, age 60, was elected a director of the Company in May 2002. Since 1999, Mr. Friedman has served as a Senior Managing Director of The Blackstone Group L.P., a private investment firm. Prior to 1999, he was a partner of the law firm of Simpson Thacher & Bartlett. In February 2003, he also became Chief Administrative Officer and Chief Legal Officer of Blackstone. He also serves on the board of directors of American Axle & Manufacturing Inc., Axis Capital Holdings Ltd., Corp Group, Crowley Data LLC, Houghton Mifflin Holdings Inc., Premcor Inc. and TRW Automotive Holdings Corp.

        Doris Kearns Goodwin, age 60, has served as a director of the Company since 1997. Ms. Goodwin is a historian and author and has received numerous awards including the Pulitzer Prize in history in 1995. She is currently a member of the Harvard University Board of Overseers and was a Professor of Government at Harvard University from 1969 to 1977.

        Dennis F. Hightower, age 61, has served as a director of the Company since 1997. In March 2001, he retired as Chief Executive Officer of Europe Online Networks, S.A. (Luxembourg-based broadband interactive entertainment company), a position he held since May 2000. From July 1996 to May 2000 Mr. Hightower was Professor of Management at the Harvard Business School. From March 1995 to June 1996 Mr. Hightower was President of Walt Disney Television & Telecommunications (entertainment) and from June 1987 to February 1995 he was President of Disney Consumer Products, Europe, Middle East and Africa. Mr. Hightower is also a director of The Gillette Company, PanAmSat Corporation, Phillips-Van Heusen Corporation, and The TJX Companies, Inc.

        Frederic V. Malek, age 66, has served as a director of the Company since 1989. Mr. Malek served as President of Northwest Airlines from late 1989 to mid-1990 and was Vice Chairman of Northwest Airlines from 1990 through 1991. Mr. Malek is Chairman of Thayer Capital Partners, a Washington, D.C.-based merchant bank, which Mr. Malek formed in 1993. Mr. Malek is a director of American Management Systems, Inc., Automatic Data Processing, Inc., CBRE Holdings, Inc., FPL Group, Inc., Manor Care, Inc., Aegis Communications Group, Inc., and various mutual funds sponsored by UBS/Brinson Inc.

        V. A. Ravindran, age 55, has served as a director of the Company since 1992. Since 1987, Mr. Ravindran has been the Chairman of the Board and President of Paracor Finance Inc., a United States merchant bank wholly owned by Fosters Brewing Group Ltd. of Australia. From 1987 to 1992, Mr. Ravindran was an Executive Director of EFG Holdings (USA), the finance group holding company of Fosters Brewing Group Ltd. of Australia, and continues to serve on the board of directors of that company.

        Douglas M. Steenland, age 51, has served as President of the Company since April 2001 and was elected a director of the Company in September 2001. He has served in a number of executive positions since joining the Company in 1991, including Executive Vice President and Chief Corporate Officer from September 1999 to April 2001, Executive Vice President-Alliances, General Counsel and Secretary from January 1999 to September 1999, Executive Vice President, General Counsel and Secretary from June 1998 to January 1999, and Senior Vice President, General Counsel and Secretary from July 1994 to June 1998. Prior to joining the Company, Mr. Steenland was a senior partner at the Washington, D.C. law firm of Verner, Liipfert, Bernhard, McPherson and Hand. Mr. Steenland also serves on the board of directors of Mesaba Holdings, Inc.

        Leo M. van Wijk, age 56, has served as a director of the Company since 1997 and previously served as a director of the Company from 1991 to 1996. Mr. van Wijk is President and Chief Executive Officer, Board of Managing Directors of KLM (airline), a position he has held since 1997. He joined KLM in 1971 and has held various positions with KLM, including Managing Director from 1991 through 1996 and Chief Operating Officer from January 1997 through August 1997.

        Gary L. Wilson, age 63, has served as a director of the Company since 1989. He has been Chairman of the Board of Directors since April 1997 and was Co-Chairman of the Board of Directors from 1991 to 1997. He joined The Walt Disney Company in 1985 as Executive Vice President and Chief Financial Officer and a director. Before joining Disney, Mr. Wilson served for 11 years in executive positions at Marriott Corp., including Executive Vice President and Chief Financial Officer. Mr. Wilson also serves as a director of KLM, CBRE Holdings, Inc., On Command Corporation, The Walt Disney Company and Yahoo! Inc. and he serves on the board of trustees of Duke University.

Series C Directors

        Ray W. Benning, Jr., age 59, has served as a director of the Company since 1999. Mr. Benning has been Director of the Airline Division of the International Brotherhood of Teamsters since 1995. Mr. Benning served as Assistant to the Director of the Teamsters Airline Division from 1993 to 1995 and as President of Teamsters Airline Local 2707 from 1985 to 1993.

        George J. Kourpias, age 70, has served as a director of the Company since 1997. Mr. Kourpias is the retired International President of the IAM, a position he held from 1989 to 1997.

        Michael G. Ristow, age 57, has served as a director of the Company since 1999. Captain Ristow has been a Northwest Airlines pilot for over 30 years and has served as a Captain Representative of ALPA since 1993.

        The Board of Directors recommends a vote FOR each of the nominees listed above.

Directors Emeritus

        Directors who have retired under the Company's retirement policy are appointed as Directors Emeritus. Such individuals are entitled to attend and participate in all Board of Directors meetings but are not entitled to vote at such meetings. Currently, Walter F. Mondale, Thomas L. Kempner and Melvin R. Laird are Directors Emeritus.

ITEM 2
STOCKHOLDER PROPOSAL

        John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, the owner of 150 shares of Common Stock, has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Company accepts no responsibility, are set forth below.

2—Shareholder Vote on Poison Pills
This topic won one of the highest yes-votes of any shareholder proposal in 2002—91%

        Shareholders request that the company annually submit to a shareholder vote any poison pill adopted since the previous annual meeting and/or or currently in place.

        This proposal is submitted by John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, Calif.

  Shareholder value

        Outside of management circles a poison pill is often viewed as a device which can injure shareholders by reducing management accountability and adversely affecting shareholder value. Consistent with this view a poison pill can discourage a profitable buy-out offer for our stock.

        Specialists, with an investor perspective, believe that shareholders should have the right to vote on a poison pill, which could entrench existing management.

  Harvard Supporting Report

        A 2001 Harvard study found that good corporate governance (which took into account whether a company has a poison pill) was significantly and positively correlated with firm value. This study, by both the Harvard Business School and the University of Pennsylvania's Wharton School, reviewed the relationship between the corporate governance index for 1,500 firms and firm performance from 1990 to 1999.

  Council of Institutional Investors Recommendation

        The Council of Institutional Investors, an organization of over 120 pension funds whose assets exceed $1.5 trillion, has called for shareholder approval of poison pills. In recent years, various companies including McDermott International, Columbia/HCA and Bausch & Lomb have been willing to redeem outstanding poison pills or seek shareholder approval for their poison pill plans. I believe that our company should follow suit.

Shareholder Vote on Poison Pills
Yes on 2

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

        The proponent presented this same proposal at the Company's Annual Meetings held in 2001 and 2002. Less than a majority of the votes cast by the holders of the shares present and entitled to vote at each of these meetings were voted in favor of this proposal in each of these years—41% in 2001 and 46% in 2002. The Board of Directors has again reviewed the issues raised in the proposal and, for the reasons indicated below, continues to believe that continuation of the Company's shareholder rights plan is in the best interests of the Company and its stockholders. The Board of Directors of the Company adopted the Company's shareholder rights plan in November 1995 to protect the Company's stockholders in the event of certain unsolicited attempts to acquire control of the Company. According to a report published by the Investor Responsibility Research Center ("IRRC") in 2000, plans similar to the Company's plan have been adopted by over 2,000 U.S. companies and a majority of the companies included in the S&P 500 Stock Index.

        The plan is intended to encourage a potential bidder for the Company to negotiate with the Board of Directors prior to any takeover attempt, thereby strengthening the Board's leverage in such negotiations. The plan also allows the Board a greater period of time within which it can properly evaluate an acquisition offer. The Company's rights plan is not intended to, and does not, preclude unsolicited, non-abusive offers to acquire the Company at a fair price. The terms of the Company's plan allow the Board to redeem the rights to permit an acquisition that it determines, in the exercise of its fiduciary duties, reflects the full value of the Company and is fair to all stockholders. The plan therefore strengthens the Board's ability, in the exercise of its fiduciary duties, to protect and maximize the value of the Company for all stockholders.

        The economic benefits of a shareholder rights plan to stockholders have been validated in several studies. A study published in November 1997 by Georgeson & Company found that companies with shareholder rights plans received $13 billion dollars in additional takeover premiums during the period 1992 to 1996. The Georgeson study also concluded that (1) premiums paid to acquire target companies with shareholder rights plans were on average eight percentage points higher than premiums paid for target companies that did not have such plans, (2) the presence of a rights plan did not increase the likelihood of the defeat of a hostile takeover bid or the withdrawal of a friendly bid, and (3) rights plans did not reduce the likelihood that a company would become a takeover target. Thus, evidence suggests that rights plans achieve their principal objectives: protection against inadequate offers and abusive tactics and increased bargaining power of the Board resulting in higher value for stockholders.

        In addition, the Board of Directors believes that continuation of the plan is strategically important to the Company given that certain rights of the Company to block a change in control of Continental Airlines are contingent upon there not occurring a change in control of the Company. Northwest Airlines and Continental Airlines are parties to a long-term alliance agreement. In connection with the repurchase by Continental Airlines from the Company of shares of Continental Airlines common stock previously acquired by the Company in 1998, Continental Airlines issued to the Company one share of its Series B Preferred Stock (the "Preferred Share"). The rights of the Preferred Share, which are set forth in the Certificate of Designations of the Series B Preferred Stock, include the right to block a transaction involving a change in control of Continental Airlines in certain circumstances. The Company could lose these rights, however, if the Company itself were to undergo a change in control. The Board of Directors therefore believes that continuation of the Company's shareholder rights plan is important to enable the Company to prevent a change in control of the Company from occurring and thereby protect its blocking rights with respect to transactions involving a change in control of Continental Airlines.

        This proposal requires the approval of a majority of the votes that can be cast by the holders of the shares present and entitled to vote at the Annual Meeting. Because the proposal is only a recommendation, however, its approval would not effectuate the changes it references. Redemption of the existing rights under the rights plan would require Board action, and implementation of a requirement for stockholder approval of future shareholder rights plans would require either Board action or a stockholder amendment of the Company's Bylaws.

        The Board of Directors unanimously recommends that stockholders vote AGAINST the adoption of this stockholder proposal. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise in their proxies.

EXECUTIVE COMPENSATION

Report of Compensation Committee on Executive Compensation

Policy

        The objectives of the Company's executive compensation programs are (i) to attract and retain the best and most qualified executives, (ii) to motivate its executives to achieve the Company's goals, (iii) to link executive and stockholder interests through the use of equity based compensation, and (iv) to compensate executives competitively and in a manner that recognizes both corporate and individual contributions.

        Each year, the Committee reviews the Company's executive compensation policies and programs and the overall compensation paid to each of the Company's executive officers. The Committee approves all base salary changes and determines the amount of the annual incentive payout and the number and amount of long-term incentive awards for the Chief Executive Officer and the other executive officers of the Company. To establish total target compensation levels for the Company's executives, the Committee regularly reviews competitive compensation data for executives in comparable positions at peer group companies, which consist of the other major United States airlines and certain other public companies in industries with which the Company competes for executive talent. This group differs from the comparison groups included in the performance graph of total stockholder return because the Company competes for executive talent with a broader group of companies than those included in the performance graph comparison groups. There are three basic components to the Company's executive compensation programs: base salary, annual incentive compensation and long-term incentive compensation (including equity based incentives). The Company's executive compensation philosophy places a strong emphasis on performance based compensation.

        The U.S. airline industry has suffered unprecedented losses during the past two years and current weak economic conditions continue to put pressure on the airline industry. Despite these industry conditions, in 2002 Northwest Airlines out-performed virtually all of its network carrier competitors with superior revenue per available seat mile and cost per available seat mile performance. Northwest Airlines' year-end liquidity was the best among the network carriers and its operating margin performance was second best.

Discussion

        Base Salary.    The Committee reviews on an annual basis the base salaries of the Chief Executive Officer and the other executive officers of the Company and makes adjustments based on the executive's individual performance, Company performance and competitive salary data.

        Annual Incentive Compensation.    The Company's Key Employee Annual Cash Incentive Plan provides for the payment of cash incentive awards to participants only if certain pre-established corporate and individual goals are achieved for the year. The corporate component of the incentive plan requires that the Company achieve a pre-determined level of income contribution, which is established by the Committee based on the Company's operating budget for the year, as approved by the Board of Directors. The income contribution formula is designed to include those income and expense elements that management has the ability to influence. The individual component is based on the participant's performance relative to his or her individual performance objectives for the year, which are weighted to reflect their relative priority. Each year, the Chief Executive Officer establishes the individual performance objectives for each of the executives reporting to him, and the Committee establishes the individual performance objectives for the Chief Executive Officer. For the executive officers named in the Summary Compensation Table, the corporate and individual goals are assigned weightings of 75% and 25%, respectively. The target incentive payment is 100% of base salary for Mr. Anderson and 80% of base salary for Mr. Steenland. The target incentive payment for each of the other named executive officers is 60% of base salary. The incentive payment in any year can increase to a maximum of two times the target incentive payment depending on performance relative to the corporate and individual goals.

        The cash incentive payments for 2002 paid to each of the named executive officers are shown in the "Bonus" column of the Summary Compensation Table. The Company's income contribution target for 2002 was $684 million and the Company's actual adjusted income contribution for the year was $699 million, which represents a Company performance level of approximately 102% of its target for 2002. Based on the Company's strong performance relative to its 2002 income contribution target and relative to the performance of the other network carriers, a full payout of the target incentives for each eligible participant was warranted. However, due to the difficult financial circumstances facing the Company, the Committee approved a reduced payout of 50% of target incentive amounts under the Key Employee Annual Cash Incentive Plan for 2002.

        Long Term Incentive Compensation.    Under the Company's stock incentive plans, the Compensation Administration Subcommittee of the Committee (the "Subcommittee") may grant stock options and other stock based awards to officers and key employees of the Company and its affiliates. This equity participation is designed to align the interests of the employees receiving stock awards and the Company's stockholders over the long term and is used as a retention tool. The Company's long-term equity-based compensation program consists primarily of stock option grants that vest over a multi-year period. In addition to stock options, awards of restricted stock, deferred stock and restricted units may be made on a selective basis to individual executives in order to enhance the incentive for them to remain with the Company. The Company periodically grants new awards to provide continuing incentives for future performance. Like base salary and the annual incentive payments, award levels are set with regard to competitive considerations, and each individual's actual award is based upon the individual's performance, potential for increased responsibility and contributions, leadership ability and commitment to the Company's strategic efforts.

        During 2002, the Committee approved two restricted stock awards to each of Messrs. Anderson and Steenland and one restricted stock award to Mr. Han. The shares of restricted stock granted to Messrs. Anderson and Steenland in January 2002 will vest in full in May 2005 and the shares of restricted stock granted to the two executives in November 2002 will vest in four equal annual installments beginning on February 1, 2004. The shares of restricted stock granted to Mr. Han in October 2002 will vest in full on October 14, 2006. In each case the shares will vest only if the executive remains employed by the Company on the vesting dates.

        In 2000, each of Messrs. Anderson, Steenland, Griffin and Haan were granted phantom stock unit awards pursuant to the Company's 1994 Stock Incentive Plan. Mr. Han was granted a similar award in October 2002 in connection with his joining the Company. Under the awards, if certain pre-established performance standards for each of five specified performance periods are satisfied, a number of units will vest as of the end of the applicable performance period. Each unit represents, when vested, the right to receive a cash payment based on the average closing price of a share of Common Stock during a specified period prior to the applicable settlement date. Vested units are settled in cash on or before June 1 of the year following the applicable performance period. The last performance period under these awards ends December 31, 2004. In December 2002, upon recommendation of the Compensation Committee, the Board of Directors approved a new Long-Term Cash Incentive Plan for eligible officers of the Company. No awards were granted in 2002 under the plan to any of the named executive officers. However, the plan was intended to replace the outstanding phantom stock unit awards previously granted to the named executive officers following the expiration of all performance periods under such awards.

        Option Exchange Program.    The Company implemented a voluntary stock option exchange program in December 2002 for active management employees of Northwest Airlines. The exchange program was designed to reduce the potential dilution to the Company's stockholders represented by the total number of outstanding stock options held by the Company's employees as well as to enhance the retention value of the Company's long-term equity-based incentive program. Under the program, eligible employees were given the opportunity to voluntarily surrender unexercised vested and non-vested stock options previously granted to them in exchange for replacement awards. In order to participate in the exchange, employees were required to tender all of their outstanding stock options in the exchange, including those with exercise prices below the current market price of the Company's Common Stock. Officers of the Company who participated in the exchange received one share subject to option for every two shares subject to option that were surrendered. Non-officer employees who participated in the exchange received one phantom stock unit for every three shares subject to option that were surrendered. All of the replacement stock options and phantom stock units are subject to a new vesting schedule beginning on the grant date of the replacement awards, which provides for vesting over four years in annual installments of 25% each. The offer expired on January 14, 2003 and the Company accepted for cancellation options to purchase 6,821,831 shares of Common Stock from 285 employees. On January 15, 2003, pursuant to the terms of the offer, the Committee approved the grant of options to purchase 2,878,669 shares of Common Stock and 354,831 phantom stock units in exchange for such cancelled options.

        CEO Compensation.    Mr. Anderson was elected Chief Executive Officer of the Company effective April 1, 2001. In 2002, Mr. Anderson's base salary was $500,000, the same level of base salary paid to Mr. Anderson when he was an Executive Vice President of the Company. Mr. Anderson's annual target incentive payment is 100% of his base salary; however, as stated above, Mr. Anderson's cash incentive payment for 2002 was reduced to 50% of his base salary due to the financial challenges facing the Company.

        In 2002, Mr. Anderson was granted restricted stock awards totaling 215,000 shares. In connection with the option exchange program described above, in January 2003 Mr. Anderson was granted a replacement stock option for 376,687 shares of Common Stock of the Company in exchange for the cancellation of all of his outstanding vested and unvested stock options covering a total of 753,374 shares. The replacement stock option has an exercise price of $8.305 and will vest in four equal annual installments of 25% each beginning on the first anniversary of the grant date. Under the terms of a phantom stock unit award granted to Mr. Anderson in 2000, 20,000 phantom stock units vested on December 31, 2001 based on the satisfaction of certain pre-established performance objectives for the two-year performance period ending December 31, 2001. Mr. Anderson received a cash payment of $330,000 in June 2002 in settlement of such units.

        Compliance with the $1 Million Limit on Deductible Compensation.    In 1993, Section 162(m) of the Internal Revenue Code was enacted which denies a publicly held corporation, such as the Company, a federal income tax deduction for compensation in excess of $1 million in a taxable year paid to each of its chief executive officer and the four other most highly compensated executive officers. Certain "performance based" compensation, such as stock options awarded at fair market value, is not subject to the limitation on deductibility provided that certain stockholder approval and independent director requirements are met.

        To the extent consistent with the Company's compensation policies and the Committee's assessment of the interests of stockholders, the Company intends to design its executive compensation programs to preserve its ability to deduct compensation paid to executives under these programs. However, the Committee will balance the costs and burdens involved in compliance with the limitations for deductibility contained in Section 162(m) against the value of the tax benefits to be obtained by the Company thereby, and will in certain instances pay compensation that is not fully deductible if in its determination such costs and burdens outweigh such benefits.

                      Compensation Committee

                      Frederic V. Malek, Chairman
                      Richard C. Blum
                      Dennis F. Hightower
                      George J. Kourpias
                      V. A. Ravindran

Summary Compensation Table

						Long-Term Compensation
	Annual Compensation
						Restricted Unit Awards(2) $	Shares Underlying Options #
Name and Principal Position	Salary $		Bonus $		Other Annual Compensation(1) $			LTIP Payouts $		All Other Compensation(3) $
Richard H. Anderson Chief Executive Officer(4)
2002	500,000		250,000		71,638	1,941,150	—		(6)	40,000
2001	500,000	(5)	—		3,134	735,000	350,000	330,000		—
2000	481,630		517,500		40,583	1,851,563	—	518,600	(6)	59,541
Douglas M. Steenland President(7)
2002	500,000		200,000		57,103	1,436,100	—		(6)	35,000
2001	500,000	(5)	—		7,457	735,000	300,000	330,000		—
2000	481,630		543,750		29,166	1,851,56	—	518,600	(6)	39,237
J. Timothy Griffin Executive Vice President—Marketing & Distribution
2002	420,828		127,500		3,400	—	—		(6)	—
2001	400,000		—		5,056	—	150,000	217,800		—
2000	397,170		426,000		3,269	1,234,375	—	342,276	(6)	13,677
Philip C. Haan Executive Vice President— International, Sales & Information Services
2002	420,828		127,500		3,897	—	—		(6)	—
2001	400,000		—		3,071	—	150,000	217,800		—
2000	394,333		420,000		1,336	1,234,375	—	342,276	(6)	7,679
Bernard L. Han Executive Vice President & Chief Financial Officer(8)
2002	74,101		326,563	(9)	128	58,200	150,000		(6)	13,336

(1)
Represents tax reimbursement payments.

(2)
The amounts in this column do not represent cash payments to the named executive in 2002. Rather, the amount shown for 2002 represent the dollar value of two restricted stock awards granted in January 2002 and November 2002 to Messrs. Anderson and Steenland based on the per share closing price of Common Stock on the Nasdaq National Market on each date of grant ($15.81 and $8.52, respectively), and a restricted stock award granted in October 2002 to Mr. Han based on the per share closing price of Common Stock on the date of grant ($5.82). Under the terms of each restricted stock award, the shares of Common Stock subject to the January 2002 awards granted to Messrs. Anderson (15,000 shares) and Steenland (10,000 shares) will vest in full on May 18, 2005, the shares subject to the November 2002 awards granted to Messrs. Anderson (200,000 shares) and Steenland (150,000 shares) will vest in four equal annual installments beginning on February 1, 2004, and the shares subject to the award granted to Mr. Han (10,000 shares) will vest in full on October 14, 2006, in each case so long as the executive remains employed by the Company on such dates. The amounts shown for 2001 represent the dollar value of restricted stock awards granted in May 2001 to Messrs. Anderson (30,000 shares) and Steenland (30,000 shares) based on the per share closing price of Common Stock on the Nasdaq National Market on the date of grant ($24.50). The restricted stock awards granted to Messrs. Anderson and Steenland in 2001 will vest in full on May 18, 2005, so long as the executive remains employed by the Company on such date. The amounts shown for 2000 represent the dollar value of restricted stock awards granted to Messrs. Anderson (75,000 shares), Steenland (75,000 shares), Griffin (50,000 shares) and Haan (50,000 shares) in April 2000 based on the per share closing price of Common Stock on the Nasdaq National Market on the date of grant ($24.6875). The restricted stock awards granted to Messrs. Anderson, Steenland, Griffin and Haan in 2000 will vest in full on April 28, 2004, so long as the executive remains employed by the Company on such date. On December 31, 2002 the total dollar value of all restricted stock awards held by the named executive officers was $2,348,800 for Mr. Anderson, $1,945,100 for Mr. Steenland, $73,400 for Mr. Han, $367,000 for Mr. Griffin, and $367,000 for Mr. Haan, based on the per share closing price of Common Stock on such date ($7.34). No dividends will be paid on any of the restricted stock grants reported in the table.

(3)
The 2002 amounts shown for Messrs. Anderson and Steenland represent the amount of premiums paid for life insurance policies for each executive. The 2002 amount shown for Mr. Han represents reimbursement for certain relocation expenses.

(4)
Mr. Anderson was elected Chief Executive Officer of the Company effective April 1, 2001.

(5)
Messrs. Anderson and Steenland did not receive base salary increases upon their election as Chief Executive Officer and President, respectively, in April 2001. In April 2000, before Messrs. Anderson and Steenland were promoted to their current positions, the Compensation Committee of the Board increased each executive's base salary to $500,000 each per year. The difference in base salary in 2000 and 2001 shown in the table reflects the annualization in 2001 of the April 2000 salary increases.

(6)
In 2000, each of Messrs. Anderson, Steenland, Griffin and Haan were granted phantom stock unit awards pursuant to the Company's 1994 Stock Incentive Plan under which, if certain established performance standards for each of five specified performance periods are satisfied, a number of units will vest under each award as of the end of the applicable performance period. Each unit represents, when vested, the right to receive a cash payment equal to the average closing price of a share of Common Stock on the ten trading days immediately preceding June 1 of the year following the applicable performance period. A similar award was granted to Mr. Han in October 2002 in connection with his joining the Company. A subcommittee of the Compensation Committee of the Board of Directors will determine, prior to June 1, 2003, whether the performance standards for the two year performance period ending December 31, 2002 have been satisfied. If such performance standards are determined to have been satisfied, 20,000 units will vest as of December 31, 2002 for Messrs. Anderson and Steenland, and 13,200 units will vest for Messrs. Griffin, Haan and Han. The amounts shown for 2001 and 2000 represent cash payments in 2002 and 2001, respectively, in settlement of 20,000 units for Messrs. Anderson and Steenland and 13,200 units for Messrs. Griffin and Haan based on the satisfaction of the performance standards established for the performance period ending December 31, 2001 and December 31, 2000, respectively. The per share closing price of Common Stock on the Nasdaq National Market on December 31, 2002 was $7.34.

(7)
Mr. Steenland was elected President of the Company effective April 1, 2001.

(8)
Mr. Han was elected Executive Vice President & Chief Financial Officer effective October 14, 2002.

(9)
In connection with his joining the Company in October 2002, Mr. Han received a sign-on bonus of $300,000. The remainder of the amount shown in the "Bonus" column of the table represents his pro-rated bonus for 2002 under the Company's annual cash incentive plan.

Stock Option Grants in 2002(1)

        The following table provides information on stock option awards in 2002 to the named executive officers.

Individual Grants
Name	Number of Shares Underlying Options Granted (#)	Percent Of Total Options Granted to Employees in 2002	Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Value($)(2)
Richard H. Anderson	—	—	—	—	—
Douglas M. Steenland	—	—	—	—	—
J. Timothy Griffin	—	—	—	—	—
Philip C. Haan	—	—	—	—	—
Bernard L. Han	150,000	68.9655	5.705	10/13/2012	372,375

(1)
No stock options were granted to Messrs. Anderson, Steenland, Griffin or Haan in 2002. Mr. Han was granted a non-qualified stock option in connection with his joining the Company in October 2002. The option has a term of 10 years and becomes exercisable in four equal annual installments beginning on the first anniversary of the grant date.

(2)
The Black-Scholes model used to calculate the hypothetical values at date of grant considers a number of factors to estimate the option's present value, including the stock's projected volatility, the exercise period of the option, interest rates and the vesting features of the option. The following assumptions were used in determining the values under the Black-Scholes model: (i) risk-free rate of return: 3.186%, (ii) expected stock price volatility: 40%, (iii) exercise period: six years from the grant date, and (iv) dividend yield: 0%.

Stock Option Exercises in 2002 and December 31, 2002 Stock Option Values

			Number of Securities Underlying Unexercised Options Held At December 31, 2002(1)(#)
					Value of Unexercised In-the-Money Options At December 31, 2002(1)(2)($)
Name	Shares Acquired On Exercise (#)	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Richard H. Anderson	—	—	363,021	392,000	4,282	—
Douglas M. Steenland	—	—	384,052	354,500	36,447	—
J. Timothy Griffin	—	—	105,228	173,500	4,282	—
Philip C. Haan	—	—	113,530	173,500	11,372	—
Bernard L. Han	—	—	—	150,000	—	245,250

(1)
Messrs. Anderson, Steenland, Griffin and Haan each surrendered all of their outstanding stock options in connection with the Company's option exchange program described in the Report of the Compensation Committee. The exchange offer period expired on January 14, 2003 and new replacement options were granted by the Compensation Committee on January 15, 2003. Under the terms of the exchange offer, the executives received one share subject to option for every two shares subject to option that were surrendered by the executive. The replacement options are subject to a new four year vesting schedule beginning on the grant date and have a term of ten years.

(2)
Based on the per share closing price of Common Stock ($7.34) on the Nasdaq National Market on December 31, 2002 minus the exercise price of such options.

Long Term Incentive Plan Awards in Last Fiscal Year

Name	Number of Shares, Units or other Rights (#)	Performance or Other Period Until Maturation or Payout
Bernard L. Han	39,600 units(1)	1/1/01 - 12/31/04
Bernard L. Han	10 Points(2)	10/14/02 - 10/14/06

(1)
The phantom stock units were awarded to Mr. Han in connection with his joining the Company in October 2002 pursuant to the Northwest Airlines Corporation 1994 Stock Incentive Plan, as amended (the "Plan"). Each unit represents, when vested, the right to receive a cash payment equal to the average closing price of a share of Common Stock for the ten trading days immediately preceding June 1 of the year following the applicable performance period. The vesting of units is subject to the satisfaction of performance standards for each of the three performance periods. The performance standards are established by a subcommittee of the Compensation Committee of the Board of Directors and are based on the Company's financial performance relative to that of its competitors during the performance period. The number of units which can vest with respect to a performance period can be zero, 13,200 or 26,400 depending on the extent to which the performance standards for the current and prior periods have been met or exceeded, although the maximum aggregate amount of units which may vest for any performance period can never exceed the product of the number of elapsed performance periods multiplied by 13,200. Upon certain changes in control of the Company (as defined in the award agreement), all unvested units will become vested immediately upon the effective date of such change in control.

(2)
On October 14, 2002, pursuant to the Company's E-Commerce Incentive Compensation Program (the "E-Commerce Plan"), the Company made an award of 10 Points to Mr. Han relating to equity investments by the Company or a subsidiary of the Company in five e-commerce or internet-based businesses. Each Point represents, when vested, the right to receive a cash payment equal to 0.1% of the excess of the market value attributable to the group of investments for which the Points were awarded over the base value of such investments, which generally equals the cost of the investments plus a 15% compounded annual return. The Points vest, subject to the executive officer's continued employment, in equal annual installments over four years following the grant date. The payout of vested Points will not occur until the Company disposes of its interests in the investments or 10 years after the date of grant, whichever is earlier, but in no event before three years after the date of grant. The Company is unable to estimate future payouts of the E-Commerce Plan awards.

Pension Plans

Adjusted Final Average Earnings Program

        The Company maintains the Northwest Airlines Pension Plan for Salaried Employees (the "Salaried Pension Plan"), a non-contributory pension plan that covers eligible management employees of Northwest Airlines and certain affiliated companies, including the executive officers named in the Summary Compensation Table. Historically, benefits under the Salaried Pension Plan have been computed under an adjusted final average earnings formula. Benefits under this formula are generally determined by multiplying a participant's final average annual compensation by 60% and reducing this amount by an offset for social security benefits payable to the participant and for service of less than 30 years. Final average earnings is the average of the employee's highest 60 consecutive months of total annual cash compensation (including base salary and eligible cash incentive compensation).

        Federal laws place limitations on compensation amounts that may be included under the Salaried Pension Plan. In 2002, up to $200,000 in base salary and eligible incentive compensation could be included in the calculation under the plan. Compensation and benefit amounts which exceed the applicable federal limitations are paid under the Northwest Airlines Excess Pension Plan for Salaried Employees (the "Excess Pension Plan"). This plan is a noncontributory plan and has historically used the same adjusted final average earnings formula as the Salaried Pension Plan.

        As of December 31, 2002, the credited years of service under the Pension Plan and the Excess Pension Plan for Messrs. Anderson, Steenland, Griffin and Haan are 12.2, 11.5, 9.6 and 11.8, respectively. The table below shows the estimated combined annual pension benefit as of December 31, 2002, which would be payable using the adjusted final average earnings formula to participants (including the named executive officers other than Mr. Han) under the Salaried Pension Plan and the Excess Pension Plan. Since Mr. Han

was not employed by the Company on January 1, 2001, his benefits under the Salaried Pension Plan and the Excess Pension Plan will be calculated under the cash balance program described below. The benefit levels in the table assume retirement at age 65, the credited years of service shown and payment in the form of a single life annuity.

	Annual Pension Benefits
Final Average Annual Compensation	15 Years of Service	20 Years of Service	25 Years of Service	30 Years of Service	35 Years of Service
$400,000	$117,042	$156,056	$195,070	$234,083	$234,083
$600,000	177,042	236,056	295,070	354,083	354,083
$800,000	237,042	316,056	395,070	474,083	474,083
$1,000,000	297,042	396,056	495,070	594,083	594,083
$1,200,000	357,042	476,056	595,070	714,083	714,083
$1,400,000	417,042	556,056	695,070	834,083	834,083
$1,600,000	477,042	636,056	795,070	954,083	954,083
$1,800,000	537,042	716,056	895,070	1,074,083	1,074,083
$2,000,000	597,042	796,056	995,070	1,194,083	1,194,083

Cash Balance Program

        The Salaried Pension Plan was amended in 2001 to convert the plan to a cash balance design. This change is effective for all active employees in a salaried position as of January 1, 2001 and for new salaried employees thereafter. All active employees in a salaried position as of January 1, 2001 will receive the higher of their pension benefit calculated under the Salaried Pension Plan after conversion and the benefit calculated under the adjusted final average earnings formula. Under the new design, a hypothetical cash balance account is established for each participant for record-keeping purposes. Each month a participant's cash balance account is credited with a pay credit based on the participant's age, years of service and monthly recognized earnings in accordance with the following schedule:

Sum of Age and Years of Service	Pay Credits as a Percent of Salary and Bonus
Less than 30	6%
30 to 39	7%
40 to 49	8%
50 to 59	10%
60 to 69	12%
70 to 79	15%
80 and over	18%

        In addition, on the last day of each month participants' accounts are credited with interest at an annual rate of 1% over the one-year Treasury bill rate or a minimum rate of 3.5% (3.5% for 2002). Effective January 1, 2001, each participant's cash balance account received an initial credit based on a conversion benefit equal to the participant's accrued benefit as of December 31, 2000 under the adjusted final average earnings formula described above multiplied by a bonus factor based on the participant's service as of that date. Vested benefits under either the cash balance formula or the final average earnings formula of the Salaried Pension Plan are payable to participants upon termination of their employment with the Company in the form of a lump sum or monthly annuity payments.

        The Excess Pension Plan and the SERP (as defined below) were amended for active employees in a salaried position participating in such plans as of January 1, 2001 and for new participants thereafter to convert each plan to a cash balance design in the same manner as under the Salaried Pension Plan. Under the plan amendments, vested pension benefits under the Excess Pension Plan and the SERP are payable as a lump sum upon the participant's termination of employment. All benefits under the Excess Pension Plan and the SERP are unfunded and are payable by the Company from its general assets.

SERP

        The Company has agreed to supplement the pension benefits of each of the named executive officers under the Company's Supplemental Executive Retirement Plan (the "SERP"). Under prior arrangements with Messrs. Anderson and Steenland, the Company agreed to grant each of these executives an additional 10 credited years of service during a five year period. Under the SERP the Company also has agreed to define final average compensation for purposes of determining pension benefits under the adjusted final average earnings formula for each of the named executive officers as the average of the executive's monthly earnings for the highest 36 months (whether or not consecutive) during the executive's employment. In addition, the Company has agreed to supplement the pension benefits of each of the named executive officers under the SERP as follows: Messrs. Anderson and Steenland each will be granted over a five year period beginning April 1, 2001 pay credits under the cash balance formula equal to two times those earned in the Salaried Pension Plan (or, under the adjusted final average earnings formula, up to five additional credited years of service), Messrs. Griffin and Haan each will be granted over a five year period beginning June 1, 2001 pay credits under the cash balance formula equal to three times those earned in the Salaried Pension Plan (or, under the adjusted final average earnings formula, up to ten additional credited years of service), and Mr. Han will be granted over a five year period beginning December 1, 2002 pay credits three times those earned in the Salaried Pension Plan. In each case, the additional pay credits or credited years of service will be granted to the executive only so long as the executive remains employed by the Company during the referenced period, and, in the case of Messrs. Anderson and Steenland, if the executive's employment is terminated in certain circumstances (see "Employment Agreements" below).

Total Pension Benefits

        The estimated total annual pension benefits payable to the named executive officers under the Salaried Pension Plan, the Excess Pension Plan and the SERP if they continue to receive their current base salary and target bonus and retire at age 65 is as follows: Mr. Anderson, $819,732; Mr. Steenland, $690,725; Mr. Griffin, $425,013; Mr. Haan, $457,682; and Mr. Han, $520,568. These amounts are straight-life annuity amounts.

Employment Agreements

        The Company has entered into employment agreements with each of the named executive officers. The agreements entitle each executive to receive a base salary and to participate in the Company's compensation and benefit plans. The agreements have no set terms and the executive's employment under his agreement is terminable by either party for any reason upon 30 days written notice. Under the agreements with Messrs. Anderson and Steenland, in the event of a termination of the executive's employment by the Company other than for "cause" (as defined), by the executive for "good reason" (as defined) or due to death or disability, the executive will receive a severance payment equal to three times the executive's annual base salary and target incentive payment, the supplemental pension benefits described above and reimbursement of relocation expenses. Each executive will also continue to receive coverage under the Company's medical and dental plans for the remainder of the executive's and his spouse's lifetimes and will continue to receive coverage under the Company's life insurance and disability plans for a specified period of time. In addition, if the executive's employment is terminated by the Company for any reason other than cause within one year after a change in control of the Company or by the executive at any time within six months after the one year period, in either case, the executive will be entitled to all payments and benefits otherwise due for termination. In the event the executive dies while employed by the Company, the Company has agreed to pay the executive's surviving spouse an annual death benefit equal to 50% of the executive's base salary for ten years or, if earlier, until the executive would have attained age 65.

        Under the agreements with Messrs. Griffin, Haan and Han, in the event of a termination of the executive's employment by the Company other than for "cause" (as defined) or by the executive for "good reason" (as defined), the executive will receive a severance payment equal to two times the executive's annual base salary and target incentive payment. In addition, each of the named executive officers (other than Mr. Han) is entitled to lifetime travel privileges on the Company's flights, additional medical benefits in excess of those available under the Company's health plans, and a gross-up payment for any excise taxes imposed under Section 4999 of the Code on any payment or distribution made to him by the Company. Mr. Han will become entitled to lifetime travel privileges and the additional medical benefits if he remains employed by the Company on September 27, 2005. Messrs. Griffin and Haan are each subject to a one-year covenant not to compete upon termination of the executive's employment with the Company. In addition, in connection with his joining the Company in September 2002, Mr. Han received a signing bonus of $300,000 and the Company agreed to pay him annual retention payments of $100,000 each on December 31 of each of five years beginning in 2003 so long as he continues to be employed by the Company on those dates. The Company also agreed to supplement Mr. Han's retirement benefits by establishing an opening account balance for him under the Excess Plan in the amount of $200,000 and by granting him additional pay credits under the SERP as described above under "Pension Plans."

10-Year Option/SAR Repricings(1)

Name	Date	Number of Securities Underlying Options/ SARs Repriced Or Amended (#)	Market Price Of Stock At Time Of Repricing Or Amendment ($)	Exercise Price At Time Of Repricing Or Amendment ($)	New Exercise Price ($)	Length Of Original Option Term Remaining At Date Of Repricing Or Amendment(2)
Richard H. Anderson Chief Executive Officer	1/15/03 1/15/03 1/15/03 1/15/03 1/15/03 1/15/03 1/15/03 1/15/03 1/15/03	3,818 66,398 23,158 50,000 60,000 60,000 140,000 200,000 150,000	8.305 8.305 8.305 8.305 8.305 8.305 8.305 8.305 8.305	$13.00 14.125 35.625 37.4375 56.2813 23.8438 31.3125 24.545 11.50	8.305 8.305 8.305 8.305 8.305 8.305 8.305 8.305 8.305	3/24/04 6/30/04 9/30/06 9/3/07 4/22/08 1/27/09 4/21/09 5/17/11 10/21/11
Douglas M. Steenland President	1/15/03 1/15/03 1/15/03 1/15/03 1/15/03 1/15/03 1/15/03 1/15/03 1/15/03 1/15/03	12,371 24,822 61,923 27,789 50,000 60,000 60,000 140,000 150,000 150,000	8.305 8.305 8.305 8.305 8.305 8.305 8.305 8.305 8.305 8.305	$4.74 13.00 14.125 35.625 37.4375 38.4375 23.8438 31.3125 24.545 11.50	8.305 8.305 8.305 8.305 8.305 8.305 8.305 8.305 8.305 8.305	12/30/03 3/24/04 6/30/04 9/30/06 9/3/07 6/24/08 1/27/09 4/21/09 5/17/11 10/21/11
J. Timothy Griffin Executive Vice President—Marketing & Distribution	1/15/03 1/15/03 1/15/03 1/15/03 1/15/03 1/15/03 1/15/03	3,817 16,389 16,875 40,000 50,000 50,000 100,000	8.305 8.305 8.305 8.305 8.305 8.305 8.305	13.00 35.625 37.4375 23.8438 31.3125 24.545 11.50	8.305 8.305 8.305 8.305 8.305 8.305 8.305	3/24/04 9/30/06 9/3/07 1/27/09 4/21/09 5/17/11 10/21/11
Philip C. Haan Executive Vice President—International, Sales & Information Services	1/15/03 1/15/03 1/15/03 1/15/03 1/15/03 1/15/03 1/15/03	15,271 13,474 13,911 40,000 50,000 50,000 100,000	8.305 8.305 8.305 8.305 8.305 8.305 8.305	13.00 35.625 37.4375 23.8438 31.3125 24.545 11.50	8.305 8.305 8.305 8.305 8.305 8.305 8.305	3/24/04 9/30/06 9/3/07 1/27/09 4/21/09 5/17/11 10/21/11
James G. Mathews Vice President—Finance & Chief Accounting Officer	1/15/03 1/15/03 1/15/03	15,000 20,000 25,000	8.305 8.305 8.305	25.4063 24.545 11.50	8.305 8.305 8.305	12/6/10 5/17/11 10/21/11

(1)
As discussed above in the Report of the Compensation Committee, the Company implemented a voluntary stock option exchange program in December 2002 for active management employees of Northwest Airlines. The above named executive officers participated in the exchange by surrendering all of their outstanding stock options, including those with exercise prices below the current market price of the Company's Common Stock. Officers of Northwest Airlines who participated in the exchange received one share subject to option for every two shares subject to option that were surrendered. Replacement options were granted on January 15, 2003 and are subject to a new four-year vesting schedule.

(2)
This column shows the expiration date of the original option.

Performance Graph

        The following graph compares the cumulative total stockholder return on the Company's Common Stock for the last five fiscal years with the cumulative total return for the same period of the Standard & Poor's 500 Stock Index and the AMEX Airline Index. The graph assumes the investment of $100 on December 31, 1997 and reinvestment of all dividends.

	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02
Northwest Airlines Corporation	$100	53.39	46.48	62.92	32.79	15.33
S&P 500 Index	$100	128.34	155.14	141.13	124.40	97.08
AMEX Airline Index(1)	$100	92.63	96.20	106.09	55.73	24.67

(1)
As of December 31, 2002, the AMEX Airline Index consisted of Alaska Air Group, AMR Corp., Continental Airlines, Delta Air Lines, ExpressJet Holdings, JetBlue Airways, KLM, Northwest Airlines, Skywest Inc. and Southwest Airlines.

OTHER BUSINESS AND DIRECTOR NOMINATIONS

        If any other matters are properly presented at the Annual Meeting for consideration, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. The Company has not received proper notice, and is not presently aware, of any business to be transacted at the Annual Meeting other than as described in this Proxy Statement.

        The Company's Bylaws require that, subject to the exclusive rights of any class or series of stock having preference over the Common Stock to elect Series C Directors or directors of the Company upon the happening of certain events, nominations of candidates for election as directors of the Company at any meeting of stockholders may be made by the Chairman of the Board of Directors or by any stockholder entitled to vote at such meeting who complies with the requirements of the Company's Bylaws. Among other things, not more than 120 days nor less than 60 days prior to the date of the anniversary of the annual meeting of stockholders held in the prior year, any stockholder who intends to make a nomination at the annual meeting shall deliver to the Office of the Secretary of the Company written notice which complies with the requirements of Section 1(c) of Article III of the Company's Bylaws.

ADVANCE NOTICE PROCEDURES

        Under the Company's By-Laws, no business may be brought before an annual meeting except as specified in the notice of the meeting (which includes stockholder proposals that the Company is required to set forth in its proxy statement under SEC Rule 14a-8) or as otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered notice to the Company (containing certain information specified in the By-Laws) not less than 90 nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. These requirements are separate and apart from and in addition to the SEC's requirements that a stockholder must meet to have a stockholder proposal included in the Company's proxy statement under SEC Rule 14a-8.

        A copy of the full text of the By-Law provisions discussed above may be obtained by writing to the Office of the Secretary of the Company.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

        In order for a stockholder proposal to be considered for inclusion in the Company's proxy statement for the annual meeting of stockholders to be held in 2003, it must be received by the Company on or before November 22, 2004. The Securities and Exchange Commission rules contain standards as to what stockholder proposals are required to be included in a company's proxy statement.

EXTENT OF INCORPORATION BY REFERENCE OF MATERIALS INCLUDED IN
OR ACCOMPANYING THIS PROXY STATEMENT

        The Audit Committee and Compensation Committee Reports included in this Proxy Statement shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent the Company incorporates such reports by specific reference.

        This Proxy Statement is accompanied by the Company's Annual Report on Form 10-K for the calendar year ended December 31, 2002. The annual report, which contains audited financial statements, along with other information about the Company, is not incorporated in this Proxy Statement and is not to be deemed a part of the proxy soliciting material.

        Whether or not you expect to attend the Annual Meeting, please sign the enclosed proxy card and return it in the enclosed stamped envelope or vote your shares by telephone in accordance with the instructions set forth on the accompanying proxy card.

                      By Order of the Board of Directors,

                      Michael L. Miller
                       Vice President—Law and Secretary

March 21, 2003

NORTHWEST AIRLINES CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Friday, April 25, 2003
9:30 a.m. (Eastern Time)

Equitable Life Building
787 Seventh Avenue
New York, New York 10019

Northwest Airlines Corporation is now offering its stockholders the opportunity to access its Annual Report and Proxy Statement for its Annual Meeting of Stockholders via the Internet instead of receiving paper copies of these materials in the mail. By signing up for electronic access to these materials, you will receive quicker access to the materials in an easy and convenient format and you will help the Company save money on printing and postage costs. Enrolling for this service will take just a few minutes.

To enroll, please visit www.econsent.com/nwac/ and follow the instructions. You will need your account number, which can be found above your name and address on the enclosed proxy card and your social security number or tax identification number. If you enroll for this service, when the Company sends out its proxy materials next spring, you will receive by mail your Notice of the Annual Meeting of Stockholders and proxy card, along with instructions for accessing the Annual Report and Proxy Statement via the Internet and for voting by telephone or mail. If you do not choose to access these materials via the Internet you will continue to receive these materials in the mail.

We encourage you to consider this service.

Proxy Card	NORTHWEST AIRLINES CORPORATION 2700 Lone Oak Parkway Eagan, MN 55121

This Proxy is Solicited on Behalf of the Board of Directors.

The stockholder(s) named on this proxy card hereby appoint as proxies, Richard H. Anderson and Douglas M. Steenland, and each of them, with power of substitution, to vote as directed all shares of stock of Northwest Airlines Corporation held of record by the stockhholder(s) on February 28, 2003 at the Annual Meeting of Stockholders to be held at the Equitable Life Building, 787 Seventh Avenue, New York, New York at 9:30 a.m. (Eastern Time) on April 25, 2003, and at any adjournments thereof. All former proxies are revoked. This Proxy authorizes each proxy to vote at his discretion on any other matter that may properly come before the meeting or any adjournment thereof. If no specific voting instructions are given, the shares will be voted as recommended by the Board of Directors.

  •
  Voting by Mail:    If you wish to vote by mail, please sign, mark, date and return this proxy card in the enclosed postage-paid envelope.

  •
  Voting by Telephone:    If you wish to vote by telephone, please follow the instructions on the reverse side of this card. If you vote by telephone, you do not need to return this proxy card.

  (Continued, and to be signed and dated on reverse side)

YOUR VOTE IS IMPORTANT VOTE BY TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK	COMPANY # CONTROL #

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Thank you for voting!

VOTE BY PHONE - TOLL FREE - 1-800-240-6326

    •
    Using a touch-tone telephone, dial 1-800-240-6326. You may dial this toll-free number at your convenience 7 days a week, 24 hours a day.
    •
    You will be prompted to enter your 3-digit Company Number, your 7-digit Control Number (these numbers are located on the proxy card) and the last 4-digits of the U.S. Social Security Number or Tax Identification Number for this account. If you do not have a U.S. SSN or TIN please enter 4 zeros.
    •
    Follow the simple instructions provided. You will have two options to vote your shares:
    Option A—    to vote as the Board of Directors recommends on ALL items, press 1.
     Option B—if you choose to vote on each item separately, press 0.
    •
    Please DO NOT hang up until you have been prompted and have replied regarding your attendance at the Annual Meeting.

NOTE:    The deadline for voting by telephone is 12:00 p.m. (Central Time), Thursday, April 24, 2003.

IF YOU VOTE BY TELEPHONE, DO NOT MAIL BACK THIS PROXY CARD

\*/    Please detach here    \*/

Proxy Card

The Board of Directors recommends a vote "FOR" Item 1

1.	ELECTION OF DIRECTORS:
	Nominees:	01–Richard H. Anderson 02–Richard C. Blum 03–Alfred A. Checchi	04–John M. Engler 05–Robert L. Friedman 06–Doris Kearns Goodwin	07–Dennis F. Hightower 08–Frederic V. Malek 09–V.A. Ravindran	10–Douglas M. Steenland 11–Leo M. van Wijk 12–Gary L. Wilson
/ / FOR all nominees except as marked	/ / WITHHOLD AUTHORITY to vote for all nominees listed
Instruction:	To withhold authority to vote for any individual nominee, mark the "FOR all nominees except" box and write the nominee's number in the "Exceptions" box.	Exceptions:
The Board of Directors recommends a vote "AGAINST" Item 2
2.	STOCKHOLDER PROPOSAL REGARDING STOCKHOLDER RIGHTS PLAN:	/ / FOR	/ / AGAINST	/ / ABSTAIN
3.	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, IT WILL BE VOTED "FOR" ITEM 1 AND "AGAINST" ITEM 2.	If you are voting by mail, please sign, date and return this proxy card promptly using the enclosed envelope.
/ / Check this box if you plan to attend the Annual Meeting. / / Address change? Mark box and indicate changes below.
Certification:

Pursuant to federal law and Northwest's Restated Certificate of Incorporation, voting stock is subject to certain foreign ownership restrictions. By signing below, you represent that you are a United States citizen as that term is defined in the Federal Aviation Act or that the shares of stock represented by this Proxy have been registered on the Foreign Stock Registry of the Company.

PLEASE SIGN exactly as name or names appear on this proxy. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, so indicate when signing. If the stockholder is a corporation, please give full title. If more than one trustee, all should sign.
Date:

Signature

NORTHWEST AIRLINES CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Friday, April 25, 2003
9:30 a.m. (Eastern Time)

Equitable Life Building
787 Seventh Avenue
New York, New York 10019

Participants holding Northwest Airlines Corporation stock in the Employee Stock Plan (ESP) who have consented to access the Northwest Airlines Corporation 2002 Annual Report on Form 10-K and 2003 Proxy Statement electronically rather than receive paper copies in the mail may view these materials by visiting www.ir.nwa.com. ESP participants who have a Company e-mail address automatically have been registered to receive access to these materials electronically.

If you are not yet registered to access the Company's proxy materials electronically and would like to sign-up, please visit www.econsent.com/nwac/ and follow the instructions. Click on the prompt describing the ESP and log-in using your last name and social security number. Additional prompts will allow you to provide your consent to receive future proxy materials on-line. You are strongly encouraged to take advantage of this new service. By signing up for electronic access to these materials, you will receive quicker access to the materials in an easy and convenient format and you will help the Company save money on printing and postage costs.

Voting Direction Card	NORTHWEST AIRLINES CORPORATION 2700 Lone Oak Parkway, Eagan, MN 55121

DIRECTION TO TRUSTEE
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 25, 2003

As a participant in the Northwest Airlines Corporation Employee Stock Plan, I hereby direct the Trustee to vote the shares of stock allocated to my Employee Stock Plan account at the Annual Meeting of Stockholders which will be held on April 25, 2003, and at any adjournments thereof, in accordance with my instructions provided by telephone or as indicated on the reverse side of this card. I understand that the Trustee will vote, in its sole discretion, shares for which no directions have been received.

Your voting directions must be received by 5:00 p.m. (Central Time), on Wednesday, April 23, 2003, in order to be counted. If you do not provide specific voting directions with respect to any Item, the Trustee will vote your shares in its sole discretion. The Trustee is authorized to vote your shares in its sole discretion upon any other business that may properly come before the meeting.

  •
  Providing Voting Directions by Mail:  If you wish to provide voting directions by mail, please sign, mark, date and return this voting direction card in the enclosed postage-paid envelope.

  •
  Providing Voting Directions by Telephone:  If you wish to provide voting directions by telephone, please follow the instructions on the reverse side of this card. If you respond by telephone, you do not need to return this proxy card.

(Continued, and to be signed and dated on reverse side)

YOUR VOTE IS IMPORTANT PROVIDE VOTING DIRECTIONS BY TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK	Company # Control #

Your telephone voting directions to the Trustee of the Northwest Airlines Corporation Employee Stock Plan direct the Trustee to vote the shares of stock allocated to your Employee Stock Plan account in the same manner as if you marked, signed and returned the attached voting direction card. When you provide voting directions by telephone, you are making the certification set forth immediately above the signature box located on the bottom right hand corner of this voting direction card.

PROVIDE VOTING DIRECTIONS BY PHONE - TOLL FREE - 1-800-240-6326

    •
    Using a touch-tone telephone, dial 1-800-240-6326. You may dial this toll-free number at your convenience 7 days a week, 24 hours a day.
    •
    You will be prompted to enter your 3-digit Company Number, your 7-digit Control Number (these numbers are located on the proxy card) and the last 4-digits of the U.S. Social Security Number or Tax Identification Number for this account. If you do not have a U.S. SSN or TIN please enter 4 zeros.
    •
    Follow the simple instructions provided. You will have two options to direct the Trustee how to vote your shares:
    Option A—to direct the Trustee to vote as the Northwest Airlines Corporation Board of Directors recommends on ALL items, press 1.
     Option B—if you choose to provide voting directions on each item separately, press 0.
    •
    Please DO NOT hang up until you have been prompted and have replied regarding your attendance at the Annual Meeting.

NOTE:    The deadline for providing voting directions by telephone is 5:00 p.m. (Central Time), Wednesday, April 23, 2003.

IF YOU PROVIDE VOTING DIRECTIONS BY TELEPHONE, DO NOT MAIL BACK THIS VOTING DIRECTION CARD

\*/ Please detach here \*/

NORTHWEST AIRLINES CORPORATION EMPLOYEE STOCK PLAN	Voting Direction Card
The Board of Directors recommends a vote "AGAINST" the stockholder proposal (Item 2 described in the enclosed Proxy Statement)
1.	STOCKHOLDER PROPOSAL REGARDING STOCKHOLDER RIGHTS PLAN:
	/ /	FOR	/ /	AGAINST	/ /	ABSTAIN
2.	In its discretion, the Trustee is authorized to vote upon such other matters as may properly come before the meeting.
/ / Check this box if you plan to attend the Annual Meeting. / / Address change? Mark box and indicate changes below.	Certification:

Pursuant to federal law and Northwest's Restated Certificate of Incorporation, voting stock is subject to certain foreign ownership restrictions. By signing below, you represent that you are a United States citizen as that term is defined in the Federal Aviation Act or that the shares of stock represented by this Proxy have been registered on the Foreign Stock Registry of the Company.

If you are responding by mail, please sign, date and return this voting direction card promptly using the enclosed envelope.
Date:

Signature of Participant

NORTHWEST AIRLINES CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Friday, April 25, 2003
9:30 a.m. (Eastern Time)

Equitable Life Building
787 Seventh Avenue
New York, New York 10019

Participants holding Northwest Airlines Corporation stock in the Employee Stock Plan (ESP) who have consented to access the Northwest Airlines Corporation 2002 Annual Report on Form 10-K and 2003 Proxy Statement electronically rather than receive paper copies in the mail may view these materials by visiting www.ir.nwa.com. ESP participants who have a Company e-mail address automatically have been registered to receive access to these materials electronically.

Voting Direction Card	NORTHWEST AIRLINES CORPORATION 2700 Lone Oak Parkway, Eagan, MN 55121

DIRECTION TO TRUSTEE
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 25, 2003

As a participant in the Northwest Airlines Corporation Employee Stock Plan, I hereby direct the Trustee to vote the shares of stock allocated to my Employee Stock Plan account at the Annual Meeting of Stockholders which will be held on April 25, 2003, and at any adjournments thereof, in accordance with my instructions provided by telephone or as indicated on the reverse side of this card. I understand that the Trustee will vote, in its sole discretion, shares for which no directions have been received.

Your voting directions must be received by 5:00 p.m. (Central Time), on Wednesday, April 23, 2003, in order to be counted. If you do not provide specific voting directions with respect to any Item, the Trustee will vote your shares in its sole discretion. The Trustee is authorized to vote your shares in its sole discretion upon any other business that may properly come before the meeting.

  •
  Providing Voting Directions by Mail:    If you wish to provide voting directions by mail, please sign, mark, date and return this voting direction card in the enclosed postage-paid envelope.

  •
  Providing Voting Directions by Telephone:    If you wish to provide voting directions by telephone, please follow the instructions on the reverse side of this card. If you respond by telephone, you do not need to return this proxy card.

  (Continued, and to be signed and dated on reverse side)

YOUR VOTE IS IMPORTANT PROVIDE VOTING DIRECTIONS BY TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK	COMPANY # CONTROL #

Your telephone voting directions to the Trustee of the Northwest Airlines Corporation Employee Stock Plan direct the Trustee to vote the shares of stock allocated to your Employee Stock Plan account in the same manner as if you marked, signed and returned the attached voting direction card. When you provide voting directions by telephone, you are making the certification set forth immediately above the signature box located on the bottom right hand corner of this voting direction card.

PROVIDE VOTING DIRECTIONS BY PHONE - TOLL FREE - 1-800-240-6326

    •
    Using a touch-tone telephone, dial 1-800-240-6326. You may dial this toll-free number at your convenience 7 days a week, 24 hours a day.
    •
    You will be prompted to enter your 3-digit Company Number, your 7-digit Control Number (these numbers are located on the proxy card) and the last 4-digits of the U.S. Social Security Number or Tax Identification Number for this account. If you do not have a U.S. SSN or TIN please enter 4 zeros.
    •
    Follow the simple instructions provided. You will have two options to direct the Trustee how to vote your shares:
    Option A—    to direct the Trustee to vote as the Northwest Airlines Corporation Board of Directors recommends on ALL items, press 1.
     Option B—if you choose to provide voting directions on each item separately, press 0.
    •
    Please DO NOT hang up until you have been prompted and have replied regarding your attendance at the Annual Meeting.

NOTE:    The deadline for providing voting directions by telephone is 5:00 p.m. (Central Time), Wednesday, April 23, 2003.

IF YOU PROVIDE VOTING DIRECTIONS BY TELEPHONE, DO NOT MAIL BACK THIS VOTING DIRECTION CARD

\*/    Please detach here    \*/

NORTHWEST AIRLINES CORPORATION EMPLOYEE STOCK PLAN	Voting Direction Card

The Board of Directors recommends a vote "FOR" Item 1

1.	ELECTION OF DIRECTORS:
	Nominees:	01–Richard H. Anderson 02–Richard C. Blum 03–Alfred A. Checchi	04–John M. Engler 05–Robert L. Friedman 06–Doris Kearns Goodwin	07–Dennis F. Hightower 08–Frederic V. Malek 09–V.A. Ravindran	10–Douglas M. Steenland 11–Leo M. van Wijk 12–Gary L. Wilson

/ / FOR all nominees except as marked	/ / WITHHOLD AUTHORITY to vote for all nominees listed
Instruction:	To withhold authority to vote for any individual nominee, mark the "FOR all nominees except" box and write the nominee's number in the "Exceptions" box.	Exceptions:
The Board of Directors recommends a vote "AGAINST" Item 2
2.	STOCKHOLDER PROPOSAL REGARDING STOCKHOLDER RIGHTS PLAN:	/ / FOR	/ / AGAINST	/ / ABSTAIN
3.	In its discretion, the Trustee is authorized to vote upon such other matters as may properly come before the meeting.
/ / Check this box if you plan to attend the Annual Meeting. / / Address change? Mark box and indicate changes below.	Certification:

Pursuant to federal law and Northwest's Restated Certificate of Incorporation, voting stock is subject to certain foreign ownership restrictions. By signing below, you represent that you are a United States citizen as that term is defined in the Federal Aviation Act or that the shares of stock represented by this Proxy have been registered on the Foreign Stock Registry of the Company.

If you are responding by mail, please sign, date and return this voting direction card promptly using the enclosed envelope.
Date:

Signature of Participant

Proxy Card	NORTHWEST AIRLINES CORPORATION 2700 Lone Oak Parkway Eagan, MN 55121

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on April 25, 2003.

        The stockholder(s) named on this proxy card hereby appoint as proxies, Richard H. Anderson and Douglas M. Steenland, and each of them, with power of substitution, to vote as instructed below all shares of Series C Preferred Stock of Northwest Airlines Corporation held of record by the stockholder(s) on February 28, 2003 at the Annual Meeting of Stockholders to be held on April 25, 2003, and at any adjournments thereof. This Proxy authorizes each proxy to vote at his discretion on any other matter that may properly come before the meeting or any adjournment thereof. If no specific voting instructions are given, the shares will be voted as recommended by the Board of Directors.

The Board of Directors recommends a vote "FOR" Item 1
1.	ELECTION OF SERIES C DIRECTORS: Nominees: Ray W. Benning, Jr., George J. Kourpias and Michael G. Ristow	/ / FOR	/ / AGAINST	/ / ABSTAIN
The Board of Directors recommends a vote "AGAINST" Item 2
2.	STOCKHOLDER PROPOSAL REGARDING STOCKHOLDER RIGHTS PLAN:	/ / FOR	/ / AGAINST	/ / ABSTAIN
3.	In their discretion, the proxies named above are authorized to vote upon such other matters as may properly come before the meeting.

(Continued, and to be signed and dated on reverse side)

THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, IT WILL BE VOTED "FOR" ITEM 1 AND "AGAINST" ITEM 2. THE PROXIES ARE AUTHORIZED TO VOTE THIS PROXY IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

/ / Check this box if you plan to attend the Annual Meeting.	Certification:
Pursuant to federal law and Northwest's Restated Certificate of Incorporation, Northwest's voting stock is subject to certain foreign ownership restrictions. By signing below, you represent that you are a United States citizen as that term is defined in the Federal Aviation Act or that the shares of stock represented by this Proxy have been registered on the Foreign Stock Registry of the Company.
PLEASE SIGN exactly as name or names appear on this proxy card. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, please give full title. If shares are held by joint tenants, both should sign this proxy card.
Date:
Please sign, date and return this proxy card promptly using the enclosed envelope. No postage is required if mailed in the United States.	Signature

QuickLinks

GENERAL INFORMATION
BOARD OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
BENEFICIAL OWNERSHIP OF SECURITIES
ITEM 1 ELECTION OF DIRECTORS
ITEM 2 STOCKHOLDER PROPOSAL
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS
EXECUTIVE COMPENSATION
OTHER BUSINESS AND DIRECTOR NOMINATIONS
ADVANCE NOTICE PROCEDURES
SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING
EXTENT OF INCORPORATION BY REFERENCE OF MATERIALS INCLUDED IN OR ACCOMPANYING THIS PROXY STATEMENT